EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC., ANNOUNCES SETTLEMENTS

WITH DEFENDANTS NOVATION/VHA INC., PREMIER INC., AND

TYCO INT’L (US) INC. IN ANTITRUST CASE

LITTLE ELM, Texas, May 7, 2003—Retractable Technologies, Inc. (AMEX:RVP), a leading maker of safety needle devices, today announced that it had reached settlement agreements with Novation, L.L.C., VHA, Inc., Premier Inc., Premier Purchasing Partners, L.P., Tyco International (US) Inc., and Tyco Healthcare Group L.P., in its federal antitrust lawsuit, Retractable Technologies, Inc. v. Becton Dickinson & Co. et al. As part of the settlements, the litigation against Novation, VHA, Premier and Tyco has been dismissed.

Although specific terms are confidential, the agreements include cash payments and other financial consideration as well as provisions that are intended to facilitate the sale of Retractable’s VanishPoint® products to Premier and Novation facilities. Premier Purchasing Partners and Novation, the purchasing units of Premier Inc. and VHA, Inc., respectively, are two of the nation’s largest healthcare group purchasing organizations. The financial settlements were made on terms that Retractable considers favorable. In exchange for the settlement provisions, Retractable has agreed to give up its claims against these companies. Information concerning the consideration provided through these settlement agreements will be disclosed periodically as required by SEC rules and regulations.

Upon signing the agreements, Thomas J. Shaw, president and CEO of Retractable, said, “We’re hopeful that this exciting development will enable us to further fulfill our mission of protecting America’s healthcare workers against potentially deadly accidental needlestick injuries.”

This agreement leaves Becton Dickinson & Co. (BD), the dominant U. S. maker of syringes and other needle products, as the sole remaining defendant in the case, which is currently scheduled for trial February 3, 2004, in federal court in Texarkana, Texas. Among other allegations, Retractable asserts in the lawsuit that BD has “combined or conspired to eliminate or lessen competition and to acquire and maintain monopoly power among hospitals and healthcare providers.”

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. VanishPoint® needle products are distributed to the acute care hospital market by Abbott Laboratories (NYSE: ABT) and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the company’s current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the company’s ability to access the market; the company’s ability to successfully resolve our litigation with BD, among others; the company’s ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Chief Financial Officer	Communications Director
(888) 806-2626 or (972) 294-1010	(212) 490-0811 or (214) 912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com